 Exhibit 10.7

FIRST AMENDMENT

This First Amendment to Placement Agency Agreement (“Amendment”) is entered into as of the 15th day of May 2015, by and among Akoustis Technologies, Inc. (formerly known as Danlax Corp., the “Company”), Northland Securities, Inc. (“Northland”) and Katalyst Securities Inc. (“Katalyst”), (collectively referred to as the “Placement Agents”) and amends the Placement Agency Agreement dated April 17, 2015 (the “Agreement”).

The Parties to the Agreement hereby amend and restate in its entirety the following paragraphs of the Agreement to read as follows:

Paragraph 1 (a):

(a) On the basis of the written and documented representations and warranties of the Company provided herein, and subject to the terms and conditions set forth herein, the Placement Agents are hereby appointed as co-exclusive Placement Agents of the Company during the Offering Period (as defined in Section 3(b) below) to assist the Company in finding qualified subscribers for the Offering. The Placement Agents may sell the Securities through other broker-dealers who are FINRA members (collectively, the “Sub Agents”) and may reallow all or a portion of the Brokers’ Fees (as defined in Section 3(a), 3(b) and 3(d) below) it receives to such other Sub Agents or pay a finders or consultant fee as allowed by applicable law. On the basis of such representations and warranties and subject to such terms and conditions, the Placement Agents hereby accept such appointment and agree to perform the services hereunder diligently and in good faith and in a professional and businesslike manner and in compliance with applicable law and to use its reasonable best efforts to assist the Company in finding subscribers of the Securities who qualify as “accredited investors,” as such term is defined in Rule 501 of Regulation D. The Placement Agents have no obligation to purchase any of the Securities or sell any Securities. Unless sooner terminated in accordance with this Agreement, the engagement of the Placement Agents hereunder shall continue until the later of the Termination Date or the Final Closing (as defined below). The Offering is currently anticipated to be the private placement of a minimum of gross proceeds of $3,000,000 (the “Minimum Offering”) and a maximum of gross proceeds of $6,000,000 through the sale of Four Million (4,000,000) shares (the “Maximum Offering”) through the sale of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), at the Purchase Price of $1.50 per share (the “Offering Price”). The minimum subscription is $90,000 (60,000 shares), provided, however, that subscriptions in lesser amounts may be accepted by the Company in its sole discretion.

This Amendment is hereby made part of and incorporated into the Agreement, with all the terms and conditions of the Agreement remaining in full force and effect, except to the extent modified hereby.

This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties below effective as of the date first set forth above.

DANLAX CORP.

By:	/s/ Ivan Krikun
Ivan Krikun
Chief Executive Officer

Northland SECURITIES, INC.

By:	/s/ Jeffrey Peterson
Jeffrey Peterson
Head of Investment Banking

KATALYST SECURITIES LLC

By:	/s/ Michael A. Silverman
Michael A. Silverman
Managing Director

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